File Number  70-9777


                                    FORM U-1
                                 Amendment No. 2
                        FORM U-1 APPLICATION/DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                            CONSUMERS ENERGY COMPANY
                            212 WEST MICHIGAN AVENUE
                             JACKSON, MICHIGAN 49201
                   (NAME OF COMPANY FILING THIS STATEMENT AND
                     ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)


                                      NONE
                    (NAME OF TOP REGISTERED HOLDING COMPANY)

                         TOM MCNISH, CORPORATE SECRETARY
                     MICHIGAN ELECTRIC TRANSMISSION COMPANY
                            212 WEST MICHIGAN AVENUE
                             JACKSON, MICHIGAN 49201
                              PHONE: (517) 788-1030
                               FAX: (517) 788-1671
                    (NAMES AND ADDRESS OF AGENT FOR SERVICE)

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

                                WILLIAM M. LANGE
                            Assistant General Counsel
                                 DEBORAH A. MOSS
                                    Attorney
                            Consumers Energy Company
                             1016 16th Street, N.W.
                                    Suite 100
                              Washington, DC 20036
                              Phone: (202) 293-5795
                               Fax: (202) 293-5367




     Consumers Energy Company hereby withdraws the Application/Declaration, filed October 20, 2000 (as amended November 9, 2000), under the above referenced file number, effective February 23, 2001.


                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Amendment No. 2 to the Application/Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

                                          CONSUMERS ENERGY COMPANY



Date: February 23, 2001                   By:/s/David W. Joos
                                             David W. Joos
                                             President and Chief Executive
                                             Officer - Electric